SUB-ADVISORY AGREEMENT

TOUCHSTONE DYNAMIC EQUITY FUND
TOUCHSTONE STRATEGIC TRUST

      This SUB-ADVISORY AGREEMENT is made as of October 1, 2016, by and between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the "Advisor"), and ANALYTIC INVESTORS, LLC, a Delaware limited liability company and a wholly owned subsidiary of Wells Capital Management Inc. (the "Sub-Advisor").

      WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and has been retained by Touchstone Strategic Trust (the "Trust"), a Massachusetts business trust organized pursuant to a Declaration of Trust dated May
19, 1993 and registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), to provide investment advisory services with respect to certain assets of the Touchstone Dynamic Equity Fund (the "Fund"); and

WHEREAS, the Sub-Advisor also is an investment advisor registered under the
Investment Advisers Act of 1940,
as amended; and

      WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish it with portfolio management services in connection with the Advisor's investment advisory activities on behalf of the Fund, and the Sub-Advisor is willing to furnish such services to the Advisor and the Fund;

      NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

      1.         Appointment  of  the  Sub-Advisor.    In
accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached hereto as Exhibit A (the "Advisory Agreement"), the Advisor hereby appoints the Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Advisor (the "Fund Assets"), in conformity with the Fund's currently effective Registration Statement, prospectus and Statement of Additional Information and subject to the control and direction of the Advisor and the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Advisor hereby accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided. The Sub-Advisor shall at all times maintain its registration as an investment advisor under the Investment Advisers Act of 1940 (the "Advisers Act") and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal. The Sub-Advisor shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

      2. Duties of the Sub-Advisor. The Sub-Advisor will provide the following services and undertake the following duties:



      a. The Sub-Advisor will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the investment objectives, policies and restrictions of the Fund and in conformity with the Fund's currently effective Registration Statement, prospectus and Statement of Additional Information and any directions which the Advisor or the Trust's Board of Trustees may give from time to time with respect to the Fund. In furtherance of the foregoing, the Sub-Advisor will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same. The Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities
will be  exercised.    The  Sub-Advisor  will  render
regular reports to the Trust's Board of Trustees and to the Advisor (or such other advisor or advisors as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor). Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Sub-Advisor as the Trust or the Advisor shall from time to time request; provided, however, that in the absence of extraordinary circumstances, a senior member of the Sub-Advisor's portfolio management team responsible for management of Fund Assets for the Sub-Advisor will not be required to attend in person more than one meeting per year with the Trustees of the Trust. The Sub-Advisor may utilize the services of a third-party to research and vote proxies on its behalf and on behalf of the Fund. The Sub-Advisor shall not have custody of any of the assets of the Fund, is not authorized to provide the Fund with legal or tax advice and is not authorized to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Advisor shall promptly forward any notices it receives relating to class action claims to the Fund's custodian or other duly designated Fund agent. The Sub-Advisor shall assist the custodian or other duly designated Fund agent in evaluating such securities litigation claims, as reasonably requested in writing, but the Sub-Advisor will not be responsible for filing such claims. The Advisor acknowledges that the Fund's custodian or other duly designated Fund agent will be responsible for evaluating and making all decisions regarding securities litigation claims involving securities presently or formerly held by the Fund.

      b. In addition, the Sub-Advisor may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect to the assets of the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or its affiliates, if, in the Sub-Advisor's reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase order, the objective of the Sub-Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner. Whenever the Fund and one or more other investment advisory clients of the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub- Advisor to be equitable to each. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund.

      c. The Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund's policies and procedures, (b) the Sub- Advisor determines the purchase or sale is in the best interests of the Fund, and (c) the Fund's Board of Trustees has approved these types of transactions.



      d. The Sub-Advisor shall promptly notify the Advisor if the Sub-Advisor reasonably believes that the value of any security held by the Fund may not reflect fair value. The Sub-Advisor agrees to provide any pricing information of which the Sub- Advisor is aware to the Advisor and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund's valuation procedures for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Board. The parties hereto recognize that the Sub-Advisor is not an official pricing source.

e.  Regulatory Compliance.

(i) The Sub-Advisor agrees to comply with the requirements of the
1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. In selecting the Fund's portfolio securities and performing the Sub-Advisor's obligations hereunder, the Sub-Advisor shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company. The Sub-Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Advisor shall limit the Sub-Advisor's full responsibility for any of the foregoing.

            (ii) The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Advisor and the Fund. The Sub-Advisor shall ensure that its Access Persons (as defined in the Sub-Advisor's Code of Ethics) comply in all material respects with the Sub-Advisor's Code of Ethics, as in effect from
time to time.   Upon request, the Sub-Advisor shall provide
the Fund with (i) a copy of the Sub-Advisor's current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor's Code of Ethics. No less frequently than annually, the Sub-Advisor shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Advisor's Code of Ethics to the Fund and the Advisor. The Sub-Advisor shall respond to requests for information from the Advisor as to violations of the Code by Access Persons and the sanctions imposed by the Sub- Advisor. The Sub-Advisor shall immediately notify the Advisor of any material violation of the Code, whether or not such violation relates to a security held by the Fund.

            (iii)      The Sub-Advisor shall notify the
Trust's Chief Compliance Officer and Advisor immediately upon detection of (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund's or the Advisor's policies, guidelines or procedures as set forth in the Fund's currently effective Registration Statement, prospectus and Statement of Additional Information or as provided to the Sub-Advisor in writing. In addition, the Sub-Advisor shall provide a quarterly report regarding each Fund's compliance with its investment objectives and policies and applicable law, including, but not limited to the 1940 Act, the Code, and the Fund's and the Advisor's policies, guidelines or procedures as applicable to the Sub-Advisor's obligations under this Agreement. The Sub-Advisor acknowledges and agrees that the Advisor may, in its discretion, provide such quarterly compliance certifications to the Board. The Sub-Advisor agrees to correct any such failure promptly and to take any action that the Board and/or the Advisor may reasonably request in connection with any such breach.
The Sub-Advisor will promptly notify the Trust in the event
(i) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund's ownership of shares in the defendant) or the compliance by the Sub- Advisor with the federal or state securities laws or (ii) the controlling stockholder of the Sub-Advisor changes or an actual change in control resulting in an "assignment" (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

            (iv)      The  Sub-Advisor  shall  maintain
separate books and detailed records of all matters pertaining to the Fund's assets advised by the Sub-Advisor required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian or transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the "Fund Books and Records"). The Fund Books and Records shall be available to the Advisor and the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement and shall be available for telecopying without delay during any day the Fund is open for business.

      f. The Sub-Advisor shall provide reasonable support to the Advisor with respect to the marketing of the Fund, including but not limited to: (i) permission to use the Sub-Advisor's name as provided in Section 5, (ii) upon reasonable request from the Advisor, permission to use the past performance and investment history of the Sub-


Advisor with respect to a composite of other funds managed by the Sub-Advisor that are comparable, in investment objective and composition, to the Fund, (iii) reasonable access to the individual(s) responsible for day-to-day management as well as for servicing of the Fund for marketing conferences, teleconferences and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor from time to time, (iv) permission to use biographical and historical data of the Sub-Advisor and individual manager(s), and (v) permission to use the names of those clients pre-approved by the Sub-Advisor to which the Sub-Advisor provides investment management services, subject to receipt of the consent of such clients to the use of their names.

      g. The Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies with respect thereto set forth in the Trust's registration statements under the 1940 Act and the Securities Act of 1933, as such registration statements may be in effect
from time to time.   When placing orders with brokers and
dealers, the Sub-Advisor's primary objective shall be to obtain the most favorable price and execution available for the Fund, and in placing such orders the Sub-Advisor may consider a number of factors, including, without limitation, the overall direct net economic result to the Fund (including commissions), the financial strength and stability of the broker, the efficiency with which the transaction will be effected, the ability to effect the transaction at all where a large block is involved and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future. Consistent with the Conduct Rules of the Financial Industry Regulatory Authority (FINRA), and subject to seeking most favorable price and execution and compliance with Rule 12b-1(h) under the 1940 Act, the Sub-Advisor may select brokers and dealers to execute portfolio transactions of the Fund
that promote or sell shares of the Fund.   The Sub-Advisor
is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934
Act), to pay a broker or dealer who provides research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction, in recognition of such additional research services rendered by the broker or dealer, but only if the Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Advisor's overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services. The Sub-Advisor will present a written report to the Board of Trustees of the Trust, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board of Trustees reasonably shall request.

      h. The Sub-Adviser shall maintain errors and omissions insurance coverage in an amount consistent with industry practice and standards and shall provide annual certificates of insurance to the Trust evidencing such coverage. Furthermore, the Sub- Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.



      i. In the event of any reorganization or other change in the Sub-Advisor, its investment principals, supervisors or members of its investment (or comparable) committee, the Sub-Advisor shall give the Advisor and the Trust's Board of Trustees written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

      j. The Sub-Advisor will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are expressly undertaken by the Advisor or the Trust.

3.  Compensation of the Sub-Advisor.

      a. As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to XX% the first XX million of average daily net assets of the Fund, XX% of the next XX million of average daily net assets of the Fund, XX% of the next XX million of average daily net assets of the Fund, XX% of the next XX million of average daily net assets of the Fund, XX% of the next XX million of average daily net assets of the Fund, XX% of the next XX million of average daily net assets of the Fund and XX% of the average daily net assets of the Fund in excess of XX billion without regard to any total expense limitation of the Trust or the Advisor. Such fee shall be computed and accrued daily and paid monthly in arrears. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in this Section 3a, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub- Advisor's fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares thereof.

      b. The Sub-Advisor reserves the right to waive all or a part of its fees hereunder.

      4.         Activities of the Sub-Advisor.   The Sub-
Advisor will report to the Board of Trustees of the Trust (at regular quarterly meetings and at such other times as such Board of Trustees reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2a)
(i) the financial condition and financial prospects of the Sub-Advisor, (ii) the nature and amount of transactions that may be reasonably expected to affect the Fund that involve the Sub-Advisor and affiliates of the Sub-Advisor, (iii) information regarding any potential conflicts of interest arising by reason of its continuing provision of advisory services to the Fund and to its other accounts, and (iv) such other information as the Board of Trustees shall reasonably request regarding the Fund, including but not limited to the performance of the specific strategy used to manage the assets of the Fund, and the capacity of the Sub-Advisor as it relates to the continuing ability of the Sub-Advisor to accept additional cash flow from the Advisor into the Fund. Upon request, the Sub-Advisor agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Advisor's other clients.



      The Sub-Advisor has supplied to the Advisor and the Trust copies of its Form ADV with all exhibits and attachments thereto (including the Sub-Advisor's statement of financial condition) and will hereafter supply to the Advisor, promptly upon the preparation thereof, copies of all material
amendments or restatements of such document.   Advisor
consents to receipt of all such disclosure documents via electronic delivery.

      5. Use of Names. Neither the Advisor nor the Trust shall use the name of the Sub- Advisor in any prospectus, sales literature or other material relating to the Advisor or the Trust in any manner not approved in advance by the Sub-Advisor; provided, however, that the Sub- Advisor will approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld. The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust shall each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Advisor hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

      6.         Liability  of  the  Sub-Advisor.    The  Sub-
Advisor shall indemnify and hold harmless the Trust, the Advisor, any affiliated entity of the Advisor that provides material financial support to the Advisor with respect to the Fund, and any officer, director, or employee of the Trust, the Advisor, or such an affiliated entity (collectively, the "Sub-Advisor Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) (together, "Losses") by reason of or arising out of: (a) the Sub-Advisor being in material violation of any applicable federal or state law, rule or regulation in connection with the services provided to the Trust hereunder, including as a result of any violation of any investment policy or restriction set forth in the Fund's Registration Statement or any written guidelines or instruction provided to the Sub-Advisor in writing by the Board, or (b) the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term "Sub-Advisor" shall include the Sub-Advisor and/or, its directors, officers and employees, but not any third-parties, including unaffiliated brokers, engaged by Sub-Advisor to provide services under this Agreement. For the avoidance of doubt, the Sub-Advisor will be obligated by this paragraph to indemnify any Sub-Advisor Indemnitee for any and all such Losses that the Sub-Advisor Indemnitee incurs either directly or in connection with reimbursing or otherwise making whole another Sub-Advisor Indemnitee for such Losses.

      7.         Liability of the Advisor.   The Advisor shall
indemnify and hold harmless the Sub-Advisor, any affiliated entity of the Sub-Advisor that provides material financial support to the Sub-Advisor with respect to the Fund, and any officer, director or employee of the Sub- Advisor, or such an affiliated entity (collectively, the "Advisor Indemnitees") against any and all Losses by reason of or arising out of:
(a) the Advisor being in material violation of any applicable federal or state law, rule or regulation, or (b) the Advisor's willful misfeasance, bad faith or gross negligence or its reckless disregard of its obligations and duties under this Agreement.

      8.         Limitation of Trust's Liability.   The Sub-
Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Sub-Advisor agrees that (i) the Trust's obligations to the Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the holders of shares of the Fund, other than the Advisor, nor from any Trustee, officer, employee or agent of the Trust.

      9.         Force  Majeure.    The  Sub-Advisor  shall  not
be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take all reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

10.  Renewal, Termination and Amendment.

      a. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, until October 1, 2018; and it shall continue thereafter provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities (as herein defined) of the Fund or by vote of a majority of the Trust's Board of Trustees and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

      b. This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than sixty (60) days' nor fewer than thirty
(30) days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub- Advisor; (ii) by the Sub-Advisor upon not fewer than sixty (60) days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor; or (iii) by the Trust upon either (y) the majority vote of its Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

      c. This Agreement may be amended at any time by the parties hereto, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

      d.         The  terms  "assignment,"  "interested
persons" and "majority of the outstanding voting securities" shall have the meanings set forth for such terms in the
1940 Act.



      11. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     12.        Notice.   Any notices under this Agreement
shall be in writing addressed and delivered personally (or by telecopy or e-mail) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Advisor for this purpose shall be 303 Broadway, Suite 1100, Cincinnati, Ohio 45202 and that the address of the Sub-Advisor shall be 555 West Fifth Street, 50th Floor, Los Angeles, California 90013.

      13.       Miscellaneous.   Each party agrees to perform
such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio and the Sub-Advisor consents to the jurisdiction of courts, both state or federal, in Ohio, with
respect to any dispute under this Agreement.   The captions in
this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.




THE  REMAINDER  OF  THIS  PAGE  HAS  BEEN  LEFT  INTENTIONALLY
BLANK


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.


  BY:

BY:  _/s/Steven M. Graziano____  _/s/Timothy Paulin_____
  Steven M. Graziano              Name:_Timothy Paul
  President                      Title:__VP_______


ANALYTIC INVESTORS, LLC
                                    Attest:

BY:  /s/Michael Brogan_             /s/Amy Stueve______
  Name: Michael Brogan             Name:  __Amy Stueve
        Title: Managing Director   Title:  CCO_